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Exhibit 5

Boise Cascade Corporation
Legal Department
1111 West Jefferson Street PO Box 50 Boise, ID 83728
T 208 384 7704 F 208 384 4912
JWHolleran@BC.com

John W. Holleran
Senior Vice President
Human Resources and
General Counsel

September 24, 2003

Boise Cascade Corporation
1111 West Jefferson Street
P.O. Box 50
Boise, Idaho 83728-0001

Ladies and Gentlemen:

        I am the Senior Vice President, Human Resources, and General Counsel of Boise Cascade Corporation, a Delaware corporation ("Boise"). In that capacity, I represented Boise in connection with the preparation and filing with the SEC of a Registration Statement on Form S-4 relating to the registration under the Securities Act of 1933, as amended, of 37,258,604 shares of Boise's common stock, together with the associated purchase rights, to be issued upon consummation of the merger of Challis Corporation, a Delaware corporation and a wholly owned subsidiary of Boise, with and into OfficeMax, Inc., pursuant to the terms of the Agreement and Plan of Merger ("Merger Agreement") dated as of July 13, 2003.

        I reviewed originals (or copies) of certified or otherwise satisfactorily identified documents, corporate and other records, certificates, and papers as I deemed it necessary to examine for the purpose of this opinion, including (i) the Registration Statement; (ii) an executed copy of the Merger Agreement; (iii) Boise's Restated Certificate of Incorporation and its Bylaws, as amended to date and currently in effect; and (iv) certain resolutions of Boise's Board of Directors dated July 11, 2003, and the minutes of the Merger Committee dated July 13, 2003, pertaining to the acquisition of OfficeMax, Inc., and the issuance of the shares.

        Based on the foregoing, it is my opinion that upon (i) receipt of the requisite shareholder vote and the consummation of the merger pursuant to the Merger Agreement and (ii) issuance of the shares and delivery of the certificates representing the shares in the manner contemplated in the Merger Agreement, the shares of common stock will be validly issued, fully paid, and nonassessable.

        I consent to the filing of this opinion as an exhibit to the Registration Statement, without admitting that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

Very truly yours,

/s/  JOHN W. HOLLERAN

John W. Holleran

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  Exhibit 5